Exhibit 4.1

June 28, 2007

Wegener Communications, Inc.
11350 Technology Circle
Duluth, Georgia 30155

Re: Ninth Amendment

Gentlemen:

Wegener Communications, Inc., a Georgia corporation ("Borrower") and LaSalle Bank National Association, a national banking association ("Bank") have entered into that certain Loan and Security Agreement dated June 5, 1996 (the "Security Agreement"). From time to time thereafter, Borrower and Bank may have executed various amendments (each an "Amendment" and collectively the "Amendments") to the Security Agreement (the Security Agreement and the Amendments hereinafter are referred to, collectively, as the "Agreement"). Borrower and Bank now desire to further amend the Agreement as provided herein, subject to the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.	The Agreement hereby is amended as follows:

(a) The first grammatical sentence of Paragraph 9 of the Agreement is deleted in its entirety and the following is substituted in its place:

9.
TERMINATION: This Agreement shall be in effect from the date hereof until September 30, 2008 (the "Original Term") and shall automatically renew itself from year to year thereafter (each such one-year renewal being referred to herein as a "Renewal Term") unless (a) Bank makes demand for repayment prior to the end of the Original Term or the then current Renewal Term; provided, however, absent an Event of Default, Bank shall give Borrower at least one hundred twenty (120) days notice of its intention to demand the Loans or terminate this Agreement prior to the end of the Original Term or the then current Renewal Term; (b) the due date of the Liabilities is accelerated pursuant to paragraph 13 hereof; or (c) Borrower prepays all of the Liabilities prior to the end of the Original Term or the then current Renewal Term and by paying all of the Liabilities in full on the last day of such term.

(b) Paragraph (1) of Exhibit A of the Agreement is deleted in its entirety and the following is substituted in its place:

(1)	LOAN LIMITS: Bank may, in its sole discretion, advance an amount up to the sum of the following sublimits (the “Loan Limit”):

(a)
Subject to subparagraph (4)(a) of this Exhibit A, up to eighty percent (80%) of the face amount (less maximum discounts, credits and allowances which may be taken by or granted to Account Debtors in connection therewith) of Borrower’s Eligible Accounts; plus

(b)
Subject to subparagraph (4)(b) of this Exhibit A, up to eighty percent (80%) of the face amount (less maximum discounts, credits and allowances which may be taken by or granted to Account Debtors in connection therewith) of Borrower’s Eligible Accounts or Five Hundred Thousand and No/100 Dollars ($500,000.00), whichever is less; plus

(c)	Subject to subparagraph (5)(a) of this Exhibit A, up to twenty percent (20%) of the lower of the cost or market value of Borrower’s Eligible Inventory; plus

(d)	Subject to subparagraph (5)(b) of this Exhibit A, up to twenty percent (20%) of the lower of the cost or market value of Borrower’s Eligible Inventory; plus

(e)	Subject to subparagraph (5)(c) of this Exhibit A, up to forty percent (40%) of the lower of the cost or market value of Borrower’s Eligible Inventory; plus

(f)	Subject to subparagraph (5)(d) of this Exhibit A, up to fifty percent (50%) of the lower of the cost or market value of Borrower’s Eligible Inventory; plus

(g)
Up to One Million and No/100 Dollars ($1,000,000.00) as a special accommodation; provided, however, the advances requested by Borrower under this subparagraph (1)(g) shall be made by Bank only if there is insufficient availability under subparagraphs (1)(a), (1)(b), (1)(c), (1)(d), (1)(e), and (1)(f) of this Exhibit A; plus

(h)
Up to fifty percent (50%) against the face amount of commercial Letters of Credit issued by Bank for the purpose of purchasing Eligible Inventory; provided, that such commercial Letters of Credit are in form and substance satisfactory to Bank; minus

(i)	Such reserve as Bank elects, in its sole discretion, to establish from time to time;

provided, that the aggregate amount of Loans made pursuant to subparagraphs (1)(c), (1)(d), (1)(e), (1)(f) and 1(h) of this Exhibit A shall in no event exceed Five Million and No/100 Dollars ($5,000,000.00);

further provided, that the aggregate Loan Limit shall in no event exceed Five Million and No/100 Dollars ($5,000,000.00), except as such amount may be increased or decreased by Bank, in its sole discretion, from time to time.

(c) Subparagraph (7)(a) of Exhibit A of the Agreement is deleted in its entirety and the following is substituted in its place:

(a)
Facilities Fees: Borrower shall pay to Bank an annual facilities fees equal to two percent (2.0%) of the aggregate Loan Limit, which fee shall be fully earned by Bank and payable on June 30, 2007, and on the same day of each year thereafter during the Original Term and any Renewal Term.

2.	This Amendment shall not become effective until fully executed by all parties hereto.

3.
Except as expressly amended hereby and by any other supplemental documents or instruments executed by either party hereto in order to effectuate the transactions contemplated hereby, the Agreement and Exhibit A thereto hereby are ratified and confirmed by the parties hereto and remain in full force and effect in accordance with the terms thereof.

LaSalle Bank National Association,
a national banking association

By:/s/ Daniel Gallagher

Title: Vice President

Accepted and agreed to this
29th day of June, 2007.

WEGENER COMMUNICATIONS, INC.

By: /s/Robert A. Placek
 Robert A. Placek
Title: President

By /s/C. Troy Woodbury Jr.
C. Troy Woodbury, Jr.
Title: Treasurer

Consented and agreed to by the following guarantor of the obligations of Wegener

Communications, Inc. to LaSalle Bank National Association.

WEGENER CORPORATION

By: /s/Robert A. Placek _
 Robert A. Placek
Title: President and CEO
Date: June 29, 2007